UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2007

SCBT FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)	29201 (Zip Code)

(800) 277-2175
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In view of the potential benefits of unifying risk management functions throughout SCBT Financial Corporation (“SCBT” or the “Company”) in order to foster a more integrated approach to risk management, the Board of Directors and management of the Company have established a new executive officer position - Chief Risk Officer (CRO). The position is intended to provide a synchronized focus for proactively managing many of the risks associated with governance activities, internal controls, regulatory relationships, bank analyst activities, allocation of capital, bank investments, contract reviews, risk transfer and other functions. SCBT’s CRO position will exist not only as a protective measure of controlling risk but also as a strategic decision-making mechanism for allocating resources.

Richard C. Mathis, age 56, who has served since May 2000 as the Company’s Executive Vice President and Chief Financial Officer, assumed the new position as Executive Vice President and Chief Risk Officer effective February 16, 2007. SCBT believes that his technical as well as decision-making skills, combined with a comprehensive understanding of SCBT’s businesses and internal activities, make him uniquely qualified for this position.

John C. Pollok, age 41, who has been with SCBT since 1996 in executive positions and has served for the past two years as the Company’s Senior Executive Vice President and Chief Operating Officer (COO), will continue as COO and has also assumed the duties of Chief Financial Officer effective February 16, 2007. SCBT believes that Mr. Pollok’s intricate knowledge of the Company likewise makes him highly qualified for these roles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION (Registrant)

Date: February 21, 2007	/s/ Robert R. Hill, Jr.
Robert R. Hill, Jr. President and Chief Executive Officer

3